Exhibit 10.29

LICENCE FOR USE OF ASMEC FACILITIES

ASMEC ADVANCE: OFFICE

Licensor:	Asmec Management Associates Ltd	Licensee:	Danger Limited
	Asmec Centre		5th Floor Alder Castle
	Merlin House		10 Noble Street
	Brunel Road		LONDON
	Theale		EC2V 7QJ
	Berkshire		[herein after called ‘the Licensee”]
RG7 4AB
[herein after called “Asmec”]

Date of Licence:		05 July 2006	Licence Fee:	£ 7,500.00 per month
Period of Licence:	From:	05 July 2006	VAT:	£ 1,312.50
	To:	31 December 2006	Deposit:	£22,500.00

Terms of Agreement

Special Conditions:

1. The current Licence Agreement dated 27 March 2006 is superseded by this now Agreement.

2. The Licence Fee will increase to £7,875 plus VAT on 1st October 2006

3. The deposit will increase to £23,825 on 1st October 2006

4. Should the Licence Agreement continue or be renewed after the initial period of Licence stated above, Asmec confirm that no increase in Licence Fee will be applied until 1st October 2007. Asmec agree that any increase will be by no more than 5% subject to these Licence terms and conditions being adhered to throughout the term.

1. Facilities

The licensee will have use of the office furniture in and 24 hour access to Office Suite No(s) 116, 117 & 118 on the Ground floor in the Asmac Centre at the above address (“the Centre”) together with the telephone answering service between the hours of 8 30 a m and 6 00 p m Monday to Friday inclusive but excluding Bank and Public holidays and other services set out in clause 2 hereof

2. Services

Asmec will provide the following services and facilities to the Licensee, to be included in the Licence Fee:-

i.)	lighting electric power, heating and/or air-conditioning in the Office Suite

ii.)	daily cleaning of the Office Suite Monday to Friday but excluding Public Holidays

iii.)	reception facilities and telephone answering service during normal business hours

iv.)	repair and maintenance of the Office Suite and common parts of the Centre

v.)	toilet facilities for the use of all Licensee’s employees and guests

vi.)	pay all rates building service charges and other outgoings save as otherwise mentioned

vii.)	insure all property provided by Asmec for the use of the Licensee [clause 14 defines insurance responsibilities]

3. Fee

The Licensee shall pay to Asmec in advance by monthly bank transfers the Licence Fee plus applicable Value Added Tax before commencement of the period for which the payment is due. After the initial period of licence, Asmec may by one months notice in writing to the Licensee vary the licence fee payable under the terms of this licence provided that if Asmec shall serve notice varying the rate the Licensee shall have the right within 7 days of receipt to give notice to Asmec to determine this licence on the date of expiration of Asmec’s notice

4. Deposit

The Licensee shall upon the signing of this licence pay Asmec a deposit in the amount set forth above which sum will be repaid to the Licensee within one month of the determination of this licence providing payment has been received of all amounts less such amount as may be owing to Asmec by the Licensee at the date of determination under any of the clauses hereof or may be required to remedy any breaches by the Licensee of any obligations contained herein Including the cost of redecoration of the office suite to the extent considered reasonably necessary by Asmec allowing for normal wear and tear but without prejudice to the right of Asmec to recover any greater amount which may be required for such purposes Asmec shall not pay interest on deposits

5. Additional Services

Asmec may make available additional services as it shall in its absolute discretion decide Asmec shall be entitled to terminate the provision of such services at any time and for any reason if Licensee decides to use any such additional services the Licensee shall pay a charge to Asmec for the use thereof as per the rates published from time to time

6. Payment

The Licensee shall be invoiced each month in respect of additional services for which payments are due under the provisions of clause 5, such payments to be made within 15 days of presentation of the invoice. Without prejudice to any other right or remedy or power herein contained or otherwise available to Asmec if any payment whatsoever due under the provisions hereof shall remain unpaid for a period exceeding the aforesaid 15 days to pay on demand to Asmec interest thereon at a rate of 8% per year above the base rate for lending for the time being of Barclays Bank plc [or such other UK Bank as Asmec may reasonably designate] from the date when the same became due and until payment thereof [as well as after and before any judgement]

7. Licensee’s Obligations

The Licensee agrees to observe and perform the obligations and conditions contained in the First Schedule hereto and any reasonable additional or substituted obligations made by Asmec In the interests of the proper and efficient running of the Centre and issued to the Licensee such additional or substituted obligations and conditions to be observed and performed within 7 days of written notice being issued

8. Substitution

Asmec reserves the right at its discretion in connection with the management of the Centre to require the Licensee during the existence of this licence to move to a different office in the Centre offering comparable space and facilities following thirty (30) days written notice, but such moves will be limited to one during the period of the licence. Under these circumstances, Asmec will assist with the move on a free of charge basis

9. Termination

This licence shall continue for the period of licence defined by the dates aforementioned [subject to enforced determination as hereinafter provided] but the Licensee shall be required to give not less than three full calendar months written notice to determine this licence on the due termination date.

10. Enforced Determination

Asmec shall be entitled to determine this licence in the event of any payment due from the Licensee being in arrears for 14 days after being formally demanded or of any material breach of the agreements and conditions on the part of the Licensee herein contained remaining unremedied for 14 days after written notice requiring such breach to be remedied has been given by Asmec to the Licensee or of the Licensee becoming insolvent or being a company entering into liquidation whether voluntary or compulsory or of the Licensee entering into any composition or arrangement for the benefit of his or its creditors or suffering any distress or execution to be levied on the Licensee’s goods

Licensee shall be entitled to determine this licence in the event of any material breach of the agreements and conditions on the part of Asmec herein contained remaining unremedied for 14 days after written notice requiring such breach to be remedied has been given by the Licensee to Asmec or of Asmec becoming insolvent or being a company entering into liquidation whether voluntary or compulsory.

11. Notice

Any notice by Asmec under this licence shall be deemed sufficiently served if left in the office suite assigned to the Licensee and an exact copy emailed to Danger Inc’s corporate facilities department at pbergeron@danger.com.

12. Licence

This licence is personal to the Licensee and is not capable of assignment nor shall the Licensee share the use of the office suite or allow the same to be used by any person other than the Licensee or by employees of the Licensee Where two or more persons constitute the Licensee all rights and obligations shall be joint and several and any acts or omissions on the part of employees of the Licensee shall be deemed to be acts or omissions of the Licensee

13. Liability

Asmec shall not be liable in respect of loss or damage however caused in respect of any property of the Licensee kept in the Office Suite or in any part of the Centre or the building nor in respect of any failure to provide any of the services or facilities referred to herein whether under clause 2 or clause 5 unless such loss or damage arises from the intentional misconduct or gross negligence of Asmec or its employees

14. Insurance

Asmec shall insure the building fixtures, fittings and furniture and Asmec’s public and employers liability and shall provide details of such insurance to the licensee on request It is the responsibility of the Licensee to Insure all personal effects and belongings and its own public and employer’s liability

Signed on behalf of Asmec Management Associates Ltd:		Signed on behalf of Licensee:

/s/ Kaye Gibbard		/s/ Henry R. Nothhaft

Name:	Kaye Gibbard	Name:	Henry R. Nothhaft

Position:	Centre Manager	Position:	Signing on behalf of Danger, Inc. the Director of Danger Ltd.

Date:	21 July 2006	Date:	July 13, 2006

		Company:	Danger Ltd.

Nature of Business: Software and Data Services for Wireless Devices

THE FIRST SCHEDULE

above referred to

Agreements on the part of the Licensee

1.	To use the Office Suite as art office in connection with the Licensee’s business and not for any other purpose whatsoever

2.	Not to use the Office Suite for any noxious noisy or offensive trade or business nor for any illegal or immoral act or purpose nor for betting or gaming nor to cause or create any nuisance annoyance or disturbance to Asmec or other occupiers of the Centre or parts thereof nor hold any sale or auction nor hold any public meeting therein nor keep any animals thereon

3.	To observe and perform and conform to all regulations and rules which the Licensee has been given notice of in accordance with clause 11 of this Licence:-

i.)	made by Asmec for the proper management of the Centre and

ii.)	made by the Landlord(s) of the Centre for the proper management of the Centre and to ensure that his/its employees agents and visitors observe and conform to the same

4.	Not to introduce any additional fire or heating apparatus into the Office Suite and not to interfere with the heating and/or air conditioning system therein except by way of controls provided for use by the Licensee

5.	Not to interfere with the telephone equipment provided for use by the Licensee except for normal usage purposes and not to introduce any additional telephone equipment into the Office Suite without the prior written consent of Asmec

6.	Not to use any electrical apparatus in the Office Suite except calculators and dictation machines and PC based computer systems or install his/its furniture and fittings without the prior written consent of Asmec such consent not to be unreasonably withheld

7.	Not to use the Office Suite for the preparation of any food or beverage but use only the kitchen facilities provided

8.	Not to store in the Office Suite any article or substances of a specially combustible inflammable explosive or dangerous nature nor to overload the electrical outlets provided in the Office Suite

9.	Not to do or permit any employee, agent or visitor to do anything whereby any policy of insurance on the Building or any part thereof or the contents thereof may become void or voidable or which constitutes a breach of any statutory requirement which affects the premises

10.	Not to make any alterations or additions to the Office Suite nor to any furniture or fittings provided by Asmec nor to pierce in any way the walls ceilings or floors of the Office Suite or any part of the Centre

11.	To use the Office Suite and any other facility within the Centre in such a manner as not to cause any damage to the walls ceilings or floors thereof or to any of the furniture or fittings provided by Asmec and to pay Asmec on demand the reasonable cost of repairing any damage caused

12.	Not to assign the benefit of this Licence [the same being personal to the Licensee] nor to sub-licence the Office Suite nor to allow any other person to have occupation or share enjoyment or use of the Office Suite

13.	Not to allow the Office Suite[s] to be occupied or used by more than 20 persons unless by prior arrangement with Asmec

14.	Not to display any placard or sign in or on any part of the Office Suite or the entrance door or outside the entrance door or in any other part of the Centre or Building save in the place indicated by Asmec and to display in such place only such placards or signs as shall be approved and prepared by Asmec [but at the cost of the Licensee]

15.	Not to obstruct or permit to be obstructed the Common Parts or the stairways landings corridors or entrance lobbies of the Centre or of the Building

16.	Not to darken or obstruct any windows in the Office Suite nor to display any poster placard advertisement or sign in any window of the Building

17.	Not bring any safe or heavy article into the Office Suite or Centre except with the written consent of and in a position designated by Asmec

18.	To permit Asmec or its Landlords or the authorised representatives or either of them at all times to inspect clean or decorate and/or carry out works in or on the Office Suite and to enter the Office Suite for all necessary purposes

19.	To pay any Value Added Tax imposed by law upon any sum payable under this licence or in respect of any services provided by Asmec to the Licensee

20.	To vacate the Office Suite on the date of determination of this Licence [howsoever determined] and to return on that date all equipment belonging to Asmec and all keys and passes prior to vacating the Office Suite and to have no further right to enter the Centre

21.	Asmec shall have a general lien over all property of the Licensee remaining in the Office Suite at the time of the termination of this licence for payment of all monies whatsoever due by the user to Asmec under this licence and such lien may be enforced by sale by auction or private treaty. This lien shall not apply to any intellectual property rights, software, or media staring same, nor to the business books and data records of Licensee.

22.	If the Licensee shall leave any property in the Centre after the determination of this licence and shall not have removed the same within 3 working days of notice in writing from Asmec requiring such removal then Asmec may on behalf of the Licensee [and Asmec is hereby appointed by the Licensee to act on their behalf] sell such property and hold the proceeds of sale after deducting the costs of removal storage and sale incurred by it to the order of the Licensee Provided that the Licensee will indemnify Asmec against all costs and claims proceedings and expenses arising out of or in connection with such sale